Exhibit 10.1

Early Termination Agreement

Date: January 25th, 2017

Party A: Prime World International Holdings Ltd., Taiwan Branch

Party B: Chailease Finance Co., Ltd.

Party A and Party B has entered into a ”Financing Lease Contract”, No. [***] (hereinafter referred to as “Contract”). Upon thorough discussion, both parties hereby agree to terminate Contract before expiration (hereinafter referred to as “Early Termination”) pursuant to terms and conditions below:

Article 1	The duration of the Contract is from June 30th, 2015 to June 30th, 2018. Both parties agree to terminate the Contract on January 13th, 2017 due to the organization restructuring and business change of Party A. All other effective contract documents between both parties shall in no event be affected or impaired. Any new business plan or cooperation demand in the future shall be negotiated amicably by both parties, if any.

Article 2	After confirming the settlement mutually and through thorough negotiation, both parties agree that Party A shall pay off New Taiwan Dollars 37,502,124 for Early Termination, including the undue rent, liquidated damages and any and all costs and expenses arising from Early Termination.

Article 3	Party B agrees to transfer and Party A shall obtain the title to the lease object under Contract as of the date Party A has paid off the amount pursuant to Article 2.

Article 4	This agreement is made in duplicate, with Party A and Party B holding one respectively. Any amendments to this agreement shall be valid only with written consent mutually signed by both parties.

Party A: Prime World International Holdings Ltd., Taiwan Branch

Representative: Shu-Hua (Joshua) Yeh

Address: No.18,Gong 4th Rd., Linkou District, New Taipei City, Taiwan

Party B: Chailease Finance Co., Ltd.

Representative: Chen, Fenglong

Address: 8F-12F, No. 362 Ruiguang Road, Neihu District, Taipei, Taiwan